Exhibit 99.1

RH ANNOUNCES THE APPOINTMENT OF LISA CHI AS PRESIDENT, CO-CHIEF MERCHANDISING & CREATIVE OFFICER

CORTE MADERA, Calif.--(BUSINESS WIRE)—May 20, 2025-- RH announced today the appointment of Lisa Chi as President, Co-Chief Merchandising & Creative Officer reporting to RH Chairman & CEO Gary Friedman. Lisa will co-lead Product Development, Merchandising, Inventory Planning, Sourcing, Manufacturing, and Marketing, across the Company’s Physical, Print, and Digital Platforms with Eri Chaya, RH President, Co-Chief Merchandising & Creative Officer and member of the RH Board of Directors.

“We are honored to welcome Lisa back to Team RH as we continue to elevate and expand our product and platform,” commented RH Chairman & CEO Gary Friedman. “Lisa’s accomplishments while at Arhaus were impressive as she led the merchandising organization during a period of rapid growth, exceeding the billion-dollar mark during her tenure.”

“I’m thrilled to be rejoining Team RH,” commented Lisa Chi, President and Co-Chief Merchandising & Creative Officer. “I am deeply grateful for the opportunity to collaborate with Gary, Eri, and the leadership team as we continue to build one of the most inspiring brands of our time.”

Lisa returns to RH from Arhaus, where she held the position of Chief Merchandising Officer, leading Product Development, Merchandising, Inventory Planning, Sourcing, Quality and Manufacturing.

Prior to Arhaus, Lisa was the Senior Vice President of Merchandising for Upholstery at RH, leading Merchandising, Inventory Planning, Sourcing and Manufacturing. Lisa also held senior merchandising roles at Talbots, Kohl’s and Lucky Brand, after beginning her retail career at Gap Inc. where she spent 10 years in various merchandise leadership positions.

The Company believes that no major furniture or outdoor furniture retailer has any material sourcing advantages based on the current announcements. RH believes it has more transparent reporting regarding countries it sources from than other public furniture retailers, who have more opaque reporting causing an incorrect analysis of the potential tariff impact and competitive positioning. The Company believes that as investors demand more transparent, country specific disclosures, it will be apparent that RH does not have any more market or financial risk than other higher end furniture-based retailers.

Lisa is a graduate of Stanford University with a Bachelor of Arts Degree in Public Policy.

ABOUT RH

RH (NYSE: RH) is a curator of design, taste and style in the luxury lifestyle market. The Company offers collections through its retail galleries, sourcebooks, and online at RH.com, RHModern.RH.com, RHBabyandChild.RH.com, RHTEEN.RH.com and Waterworks.com.

PRESS CONTACT

truthgroup@RH.com

INVESTOR RELATIONS CONTACT

Allison Malkin, 203.682.8225, allison.malkin@icrinc.com